SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant    ☐

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☐    Preliminary Proxy Statement

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☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to §240.14a-12

Internap Network Services Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐
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Internap Network Services Corporation
Two Union Square
601 Union Street, Suite 1000
Seattle, Washington 98101

November 8, 2002

Dear Internap Stockholder:

It is my pleasure to invite you to Internap Network Services Corporation’s Special Meeting of Stockholders (the “Special Meeting”) at Internap’s offices at 250 Williams Street NW, Suite E-100, Atlanta, Georgia, on December 17, 2002, at 9:00 a.m. local time.

Details of the business to be conducted at the Special Meeting are given in the attached Notice of Special Meeting and proxy statement.

Whether or not you plan to attend the Special Meeting, we hope you will have your shares of common stock and/or Series A preferred stock represented by marking, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your stock will be voted in accordance with the instructions you have given in your proxy card. You may, of course, attend the Special Meeting and vote in person even if you have previously returned your proxy card.

Very truly yours,
Gregory Peters
President and Chief Executive Officer

INTERNAP NETWORK SERVICES CORPORATION

Two Union Square
601 Union Street, Suite 1000
Seattle, Washington 98101

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 17, 2002

TO THE STOCKHOLDERS OF INTERNAP NETWORK SERVICES CORPORATION:

NOTICE IS HEREBY GIVEN that the Special Meeting of Stockholders of INTERNAP NETWORK SERVICES CORPORATION, a Delaware corporation (the “Company”), will be held on December 17, 2002, at 9:00 a.m. local time at Internap’s offices at 250 Williams Street NW, Suite E-100, Atlanta, Georgia, for the following purposes:

1.
To consider and vote upon one proposal to approve six separate amendments to our certificate of incorporation to authorize the board of directors in its sole discretion to effect a reverse stock split, ranging from a one-for-five reverse stock split to a one-for-thirty reverse stock split, of all the issued and outstanding shares of our common stock, par value $0.001 per share, in order to maintain our listing on The Nasdaq SmallCap Market and seek to transfer our listing back to The Nasdaq National Market. The board of directors may abandon any of the amendments or make one of the amendments effective by filing such amendment with the Secretary of State of the State of Delaware at such time or times as the board of directors determines to be necessary in order to maintain our listing on The Nasdaq SmallCap Market and seek to transfer our listing back to The Nasdaq National Market, on or prior to the nine month anniversary of the Special Meeting; and

2.	To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The board of directors has fixed the close of business on October 31, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

BY ORDER OF THE BOARD OF DIRECTORS

Gregory Peters
President and Chief Executive Officer
Seattle, Washington
November 8, 2002

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES OF COMMON STOCK OR SERIES A PREFERRED STOCK ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

INTERNAP NETWORK SERVICES CORPORATION
Two Union Square
601 Union Street, Suite 1000
Seattle, Washington 98101

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 17, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

General

We are soliciting proxies on behalf of our board of directors for use at our Special Meeting of stockholders on December 17, 2002 at 9:00 a.m. local time or at any adjournment or postponement of the Special Meeting. The Special Meeting will be held at Internap’s offices at 250 Williams Street NW, Suite E-100, Atlanta, Georgia. We intend to mail this proxy statement and accompanying proxy card on or about November 13, 2002 to all stockholders entitled to vote at the Special Meeting.

About The Meeting

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of common stock and/or Series A preferred stock of Internap Network Services Corporation. This proxy statement describes an issue on which we would like you, as a stockholder, to vote. It also gives you information on this issue so that you can make an informed decision.

When you sign the proxy card, you appoint Gregory Peters and John Scanlon as your representatives at the Special Meeting. Mr. Peters and Mr. Scanlon will vote your shares, as you have instructed them on the proxy card, at the Special Meeting. This way, your shares will be voted whether or not you attend the Special Meeting.

Even if you plan to attend the Special Meeting, it is a good idea to complete, sign and return your proxy card in advance of the Special Meeting in case your plans change.

We do not know of any other issues that will be considered. However, if an issue comes up for vote at the Special Meeting that is not on the proxy card, Mr. Peters and Mr. Scanlon will vote your shares under your proxy in accordance with their judgment.

What am I voting on?

You are being asked to vote on the adoption and approval of six separate amendments to our certificate of incorporation to effect a reverse stock split, ranging from a one-for-five reverse stock split to a one-for-thirty reverse stock split, of our common stock. Each of these changes is further described below in “Proposal 1: Approval of Amendments to Certificate of Incorporation to Effect a Reverse Stock Split” of this proxy statement.

Who is entitled to vote?

Stockholders of record of our common stock and our Series A preferred stock as of the close of business on October 31, 2002 are entitled to vote. This date is referred to as the “record date.” Each holder of record of our common stock on the record date will be entitled to one vote for each share of common stock held on all matters to be voted upon at the Special Meeting. Each holder of record of our Series A preferred stock on the record date will be entitled to approximately 21.6 votes per share of Series A preferred stock (rounded to the nearest whole share after aggregation of all shares held by each holder of Series A preferred stock), which represents the number of shares of common stock into which each share of Series A preferred stock is currently convertible pursuant to Section IV(D)(4) of our certificate of incorporation.

How many shares can be voted?

According to the records of our transfer agent, at the close of business on the record date, we had outstanding and entitled to vote 219,721,294 shares of common stock (including 60,567,732 shares of common stock issuable upon conversion of 2,806,103 outstanding shares of our Series A preferred stock).

How many votes do you need to hold the meeting?

A majority of our outstanding shares of capital stock entitled to vote as of the record date, equal to 109,860,648 shares, must be present at the Special Meeting either in person or by proxy in order to hold the Special Meeting and conduct business. This is called a quorum.

Abstentions and broker non-votes (meaning proxies submitted by brokers as holders of record on behalf of their customers that do not indicate how to vote on the proposal) are also considered part of the quorum.

How many votes are required to approve the proposal?

The proposal to amend our certificate of incorporation to effect a reverse stock split will be deemed approved by the stockholders if a majority of the votes entitled to be cast on the amendment, including shares of our common stock issuable upon conversion of Series A preferred stock, vote “FOR” the proposal.

Abstentions and broker non-votes (as defined above) are not counted in the tally of votes FOR or AGAINST the proposal and will have the same effect as votes AGAINST the proposal. A WITHHELD vote has the same effect as an abstention.

What if I return my proxy card but do not provide voting instructions?

If you sign and return your proxy card, but do not include instructions, your proxy will be voted “FOR” the proposal to amend our certificate of incorporation to effect a reverse stock split.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all your shares are voted. You may wish to consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address for better customer service.

What is householding?

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for securityholders and cost savings for companies.

A number of brokers with account holders who are Internap stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, direct your written request to Internap Network Services Corporation, Attention: Investor Relations, Two Union Square, 601 Union Street, Suite 1000, Seattle, Washington 98101, or contact Investor Relations at (206) 441-8800. Stockholders who currently receive multiple copies of the proxy statement at their address and who would like to request “householding” of their communications should contact their broker.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the Special Meeting. You may do this by:

•	sending written notice to our Secretary at our principal executive office (Two Union Square, 601 Union Street, Suite 1000, Seattle, Washington 98101);

•	signing another proxy with a later date; or

•	voting again at the meeting.

However, please note that attendance at the Special Meeting will not, by itself, revoke your proxy.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in street name, your brokerage firm may vote your shares under certain circumstances. These circumstances include certain “routine” matters, such as the election of directors. Therefore, if you do not vote your proxy, your brokerage firm may either vote your shares on routine matters, or leave your shares unvoted. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting.

A brokerage firm cannot vote customers’ shares on non-routine matters. The proposal to amend our certificate of incorporation to effect a reverse stock split is a non-routine matter. Therefore, if your shares are held in street name and you do not return your proxy, your shares will NOT be voted on the proposed amendments and, accordingly, will have the same effect as a vote “AGAINST” the amendments. If your broker submits your proxy without your vote (i.e., a broker non-vote), your shares will, however, be counted in determining whether there is a quorum.

Who will count the votes?

Our board of directors has selected Investor Voting Services (“IVS”) to be the inspector of elections at the Special Meeting. IVS will ascertain the number of shares outstanding and voting power of the shares, determine the shares represented at the meeting, determine the validity of proxies and the ballots, count all votes and determine the results of voting. IVS will deliver a written report after the meeting.

What happens if the Special Meeting is postponed or adjourned?

If the Special Meeting is postponed or adjourned for any reason, including to permit the further solicitation of proxies, at any subsequent reconvening of the Special Meeting all proxies will be voted in the same manner as above, you may revoke your proxy and change your vote at any time before the reconvened Special Meeting.

How do I vote?

You may vote by mail. You do this by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. If you return a signed proxy card but do not provide voting instructions, your shares will be voted “FOR” the proposal to amend the certificate of incorporation to effect a reverse stock split, ranging from a one-for-five reverse stock split to a one-for-thirty reverse stock split, of our common stock.

You may also vote in person at the Special Meeting. Written ballots will be passed out to anyone who wants to vote at the Special Meeting. If you hold your shares in “street name” (through a broker or other nominee), you must request a legal proxy from your stockbroker in order to vote at the Special Meeting.

You may also vote by the Internet. You may grant a proxy to vote your shares of common stock, including shares of common stock issuable upon conversion of Series A preferred stock, by means of the Internet. The Internet voting procedures below are designed to authenticate your identity, to allow you to grant a proxy to vote your shares of common stock, including shares of common stock issuable upon conversion of Series A preferred stock, and to confirm that your instructions have been recorded properly. If you grant a proxy to vote via the Internet, you should understand there may be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies. The Company is incorporated under the laws of Delaware, and Section 212(c) of the Delaware General Corporation Law specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of elections can determine that such proxy was authorized by the stockholder.

•	For shares registered in your name

As a stockholder of record, you may go to http://www.proxyvote.com to grant a proxy to vote your shares of common stock, including shares of common stock issuable upon conversion of Series A preferred stock, by means of the Internet. You will be required to provide your control number contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.

•	For shares registered in the name of a broker or bank

Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communication Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ Web site at http://www.bsg.adp.com.

•	General information for all shares voted via the Internet

We must receive votes submitted via the Internet by 11:59 p.m., Eastern Time, on December 16, 2002. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the Special Meeting.

Is my vote confidential?

Yes. Only the inspector of elections and certain other Internap employees will have access to your card. The inspector of elections will tabulate and certify the vote. All comments will remain confidential, unless you ask that your name be disclosed.

Where do I find the voting results of the Special Meeting?

We will announce preliminary voting results at the Special Meeting and will publish the final results in a current report on Form 8-K as soon as practicable after the Special Meeting. The report will be filed with the SEC, and you can get a copy by contacting our Investor Relations Department at (206) 441-8800, by contacting the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the SEC’s EDGAR system at www.sec.gov.

Who will bear the cost of this proxy solicitation?

We will bear the entire cost of solicitation of proxies, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional information furnished to stockholders. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock and Series A preferred stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for forwarding solicitation materials to such beneficial owners. We have engaged W.F. Doring & Co., Inc., a professional proxy solicitation firm, to solicit proxies on our behalf and anticipate the cost of those services will be approximately $8,000. We may supplement the original solicitation of proxies by mail, telephone, telegram or personal solicitation by our directors, officers or other regular employees. We will not pay any additional compensation to our directors, officers or other regular employees for such services.

Proposal 1

APPROVAL OF AMENDMENTS TO CERTIFICATE  OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

General

The persons named in the enclosed proxy will vote to approve each of the separate six amendments to our certificate of incorporation effecting a reverse split of our common stock, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies will vote to approve each of the following amendments to our certificate of incorporation.

Our board of directors has unanimously adopted and declared advisable, each of the following amendments to the Fourth Article of our certificate of incorporation (each, a “Certificate of Amendment” and collectively, “Certificates of Amendment”). Although each of the Certificates of Amendment has been approved by the board of directors and we are seeking your approval for each such amendment set forth below, after receiving the requisite stockholder approval the board of directors may formally adopt not more than one of these amendments.

(a)  Upon this Certificate of Amendment to our certificate of incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of common stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one fifth (1/5) of a share of our common stock, par value $0.001 per share (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one fifth (1/5), and the right to receive cash in lieu of a fraction of a share of New Common Stock; or

(b)  Upon this Certificate of Amendment to our certificate of incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of our common stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one tenth (1/10) of a share of our common stock, par value $0.001 per share (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one tenth (1/10), and the right to receive cash in lieu of a fraction of a share of New Common Stock; or

(c)  Upon this Certificate of Amendment to our certificate of incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of our common stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one fifteenth (1/15) of a share of our common stock, par value $0.001 per share (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one fifteenth (1/15), and the right to receive cash in lieu of a fraction of a share of New Common Stock; or

(d)  Upon this Certificate of Amendment to our certificate of incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of our common stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one twentieth (1/20) of a share of our common stock, par value $0.001 per share (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one twentieth (1/20) and the right to receive cash in lieu of a fraction of a share of New Common Stock; or

(e)  Upon this Certificate of Amendment to our certificate of incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of our common stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one twenty-fifth (1/25) of a share of our common stock, par value $0.001 per share (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one twenty-fifth (1/25) and the right to receive cash in lieu of a fraction of a share of New Common Stock; or

(f) Upon this Certificate of Amendment to our certificate of incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (the “Effective Time”), each share of our common stock, par value $0.001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one thirtieth (1/30) of a share of our common stock, par value $0.001 per share (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of surrendering the same for exchange, represent the number of whole shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by one thirtieth (1/30) and the right to receive cash in lieu of a fraction of a share of New Common Stock.

Approval of each of the Certificates of Amendment requires the affirmative vote of holders of a majority of our outstanding capital stock entitled to vote on each of the amendments. The affirmative vote of the holders of a majority of our outstanding capital stock (consisting of shares of our common stock and the shares of common stock issuable upon conversion of Series A preferred stock) entitled to vote on each of the amendments is required for each of the Certificates of Amendment.

Purpose of Reverse Stock Split

Each of the proposed Certificates of Amendment, effectuating a reverse stock split, ranging from between a one-for-five reverse stock split and a one-for-thirty reverse stock split, has been approved and declared advisable by the board of directors to reduce the number of issued and outstanding shares of our common stock in order to increase the trading price of such shares on The Nasdaq SmallCap Market. The board of directors took this action because our common stock has not met, for more than 30 consecutive trading days since March 12, 2002, the $1.00 minimum bid price required by Nasdaq Marketplace Rule 4450, or the “Rule,” and we have since transferred our listing from The Nasdaq National Market to The Nasdaq SmallCap Market. With the exception of the $1.00 minimum bid price requirement, we currently are in compliance with the continued listing requirements on The Nasdaq SmallCap Market, which we refer to as the SmallCap Market Continued Listing Requirements, including the $2.5 million stockholders’ equity requirement and the requirement that our “publicly held” shares have a market value of at least $1 million, although we may be unable to continue to meet these or other Nasdaq SmallCap Market requirements in the future. For purposes of the Nasdaq rules, the term “publicly held” only includes shares listed on a national securities exchange or inter-dealer quotation system and excludes all shares held by our directors, officers, 10% stockholders and their respective affiliates. Therefore, none of our shares of common stock held by “insiders” and their affiliates, and none of our shares of Series A preferred stock (unless converted into shares of common stock), will count toward the “publicly held” requirement.

Although there can be no assurance, the board of directors believes the implementation of one of the proposed amendments effectuating a reverse stock split, if approved by our stockholders, will result in an increase in the minimum bid price of our common stock to above the $1.00 per share minimum for a period of at least 10 consecutive trading days mandated by The Nasdaq SmallCap Market for continued listing on The Nasdaq SmallCap Market, and for the 30 consecutive trading day period required to enable our common stock to be eligible to be transferred back to The Nasdaq National Market. However, although we believe that implementation of a reverse stock split is a satisfactory mechanism to achieve compliance with The Nasdaq SmallCap Market’s maintenance requirements, there can be no assurance that, even if the bid price for our common stock exceeds the $1.00 minimum threshold for the mandated period as a result of a reverse stock split, The Nasdaq SmallCap Market will deem us to be in compliance with the Rule and will not de-list our common stock. In addition, we cannot assure you that (1) even if we satisfied Nasdaq’s minimum bid price maintenance standard, we would be able to meet Nasdaq’s other continued listing criteria or (2) our common stock would not be de-listed by Nasdaq for other reasons.

On April 24, 2002, we were initially notified of our failure to comply with the Rule. Nasdaq granted us 90 calendar days, or until July 23, 2002, to regain compliance with the Rule. Subsequently, we were unable to demonstrate compliance with the Rule on or before July 23, 2002, and we received a formal notice of de-listing from The Nasdaq National Market on July 24, 2002. This automatic de-listing was temporarily stayed during our appeal of the de-listing before the Nasdaq Listing Qualifications Panel, or the “Panel.” At our hearing with the Panel, which occurred on August 29, 2002, we petitioned to maintain our listing on The Nasdaq National Market pending stockholder approval and implementation of one of the proposed amendments effectuating a reverse stock split of our common stock.

On October 2, 2002, the Panel denied our petition for continued inclusion on The Nasdaq National Market, and determined to transfer our common stock listing to The Nasdaq SmallCap Market, effective October 4, 2002. Subsequently, on October 21, 2002, the Panel granted us an additional 180-day grace period, until April 21, 2003, to satisfy the $1.00 bid requirement. The Panel also stated that our listing on The Nasdaq SmallCap Market was pursuant to the terms of the following exception:

1.
We must provide documentation to the Panel on or before November 14, 2002 evidencing that the terms of at least $45 million of our outstanding Series A preferred stock have been modified such that the Series A preferred stock will be classified as equity under U.S. GAAP. Further, we must file a quarterly report on Form 10-Q on or before November 14, 2002 for the quarter ended September 30, 2002 evidencing stockholders’ equity of at least $12 million. This quarterly report must also include a second balance sheet with pro forma adjustments for any significant events or transactions occurring on or before the filing date, evidencing stockholders’ equity of at least $52 million. As of September 30, 2002, we had approximately $14.8 million of stockholders’ equity on our balance sheet, which we will report in our Form 10-Q for the period ended September 30, 2002. In addition, as of that date, our balance sheet reflected approximately $80.3 million of Series A preferred stock, classified as mezzanine under U.S. GAAP rather than as a component of stockholders’ equity. On October 3, 2002, having received the consent of the holders of a requisite number of shares of our Series A preferred stock, we amended the Series A preferred stock designation. This amendment will allow us to present the entire $80.3 million of Series A preferred stock as a component of stockholders’ equity in future periods. Therefore, we expect to be able to comply with the terms of the Panel’s requirement relating to our stockholders’ equity by November 14, 2002. We also expect to be able to provide the pro forma balance sheet required by Nasdaq with our quarterly report on Form 10-Q filed on or before November 14, 2002.

As an alternative, if we are in compliance with the $35 million market value of listed securities standard for a minimum of ten consecutive trading days prior to November 14, 2002, we must notify the Panel, which will then render a determination with respect to our listing.

2.
On or before April 21, 2003, we must demonstrate a closing bid price of at least $1.00 per share and immediately thereafter, we must evidence a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days.

If we fail to comply with any of the foregoing conditions, Nasdaq has notified us that our listing will be terminated immediately. Further, the Panel’s written decision stated that the Panel expressly reserves the right to modify, alter or extend the terms of the foregoing conditions upon a review of our reported financial results for the quarter ended September 30, 2002, which we announced on October 29, 2002.

If the proposed amendments effectuating a reverse stock split are approved by the stockholders, our board of directors may implement one of the proposed amendments effectuating a reverse stock split of our common stock while we are listed on The Nasdaq SmallCap Market. If, after the implementation of one of the proposed amendments effectuating a reverse stock split, we have been in compliance with the Rule for 10 consecutive trading days and the conditions specified in the Panel’s letter discussed above, and we otherwise comply with the SmallCap Market Continued Listing Requirements, we expect to be eligible to remain on The Nasdaq SmallCap Market. If, after the implementation of one of the proposed amendments effectuating a reverse stock split, we do not comply with the Rule for 10 consecutive trading days and the conditions specified in the Panel’s letter discussed above, we may be de-listed from The Nasdaq SmallCap Market.

Nasdaq has informed us that we may be eligible to transfer back to The Nasdaq National Market, without paying the initial listing fees, if, on or prior to April 21, 2003, we have been in compliance with the Rule for 30 consecutive trading days and we otherwise comply with the National Market Continued Listing Requirements. On the other hand, if, on or before April 21, 2003, the closing price of our common stock has not met or exceeded $1.00 for at least 10 consecutive trading days, we would be subject to de-listing from The Nasdaq SmallCap Market. In addition, we will need to maintain compliance with all continued listing requirements of The Nasdaq SmallCap Market (other than the $1.00 minimum bid price requirement), in addition to the conditions specified by the Panel in its letter, in order to continue our grace period on The Nasdaq SmallCap Market. These continued listing requirements require, among other things, that we maintain a minimum stockholders’ equity of $2.5 million. We cannot assure you that we will maintain compliance with these or any other of the continued listing requirements, including the conditions specified in the Panel’s decision on October 2, 2002 discussed above. If we fall out of compliance with the Panel’s conditions or any of the other continued listing requirements of The Nasdaq SmallCap Market, we may be subject to immediate de-listing. We would expect to be able to appeal any de-listing from The Nasdaq SmallCap Market.

If our common stock is de-listed from The Nasdaq SmallCap Market, trading in our common stock, if any, would need to be conducted on the OTC Bulletin Board or in the non-Nasdaq over-the-counter market (also known as the “pink sheet market”). In such event, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of our common stock.

Further, even if our common stock continues to be traded on The Nasdaq SmallCap Market and the trading price were to remain below $5.00 per share, trading in our common stock would remain subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a “penny stock.” Generally, a “penny stock” is defined as any equity security that (i) is not traded on any nationally recognized stock exchange or inter-dealer quotation system and (ii) has a market price of less than $5.00 per share, subject to certain exceptions. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from facilitating trades in our common stock, which could severely limit the market liquidity of the stock and the ability of investors to trade our common stock.

The board of directors is asking that you approve each of the proposed amendments to our certificate of incorporation effectuating each of the reverse stock splits of all of our issued and outstanding common stock. Notwithstanding the authorization of each of the amendments by the stockholders, the board of directors may abandon any of the amendments without further action by our stockholders in accordance with Section 242(c) of the General Corporation Law of the State of Delaware. A vote in favor of each of the amendments to our certificate of incorporation will be a vote for approval of each of the proposed reverse stock splits, one of which may be implemented and effectuated and any of which may be abandoned at the discretion of the board of directors at any time until the nine month anniversary of the Special Meeting, and for granting authority to the board of directors to effectuate the reverse stock split.

The board of directors has determined that each of the amendments effectuating a reverse stock split is advisable and in your best interests and unanimously recommends that you vote “FOR” each of the amendments effectuating a reverse stock split. The board of directors will consider and evaluate from time to time the following factors and criteria to determine which, if any, of the approved amendments to implement: our capitalization (including the number of shares of our common stock issued and outstanding and the number of shares issuable upon conversion of Series A preferred stock), the prevailing trading price for our common stock and the volume level thereof, potential devaluation of our market capitalization as a result of a reverse stock split, and the general economic and other related conditions prevailing in our industry and in the marketplace generally. The board of directors will determine, at such time as it deems desirable, which proposed amendment to implement and will provide stockholders and other relevant persons with notice of the record date for the proposed reverse stock split. The board of directors has no immediate plans to implement a reverse stock split, even if we obtain stockholder approval for the proposed amendments.

Effects of Reverse Stock Split

A reverse stock split is a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished by the company, in this case, by reclassifying and converting all our outstanding shares of common stock into a proportionately fewer number of shares of common stock. For example, if our board of directors implements a one-for-ten reverse stock split of our common stock, then a stockholder holding 1000 shares of our common stock before the reverse stock split would receive 100 shares of our common stock after the reverse stock split. This action will also result in a relative increase in the available number of authorized but unissued shares of our common stock. Each stockholder’s proportionate ownership of the issued and outstanding shares of our common stock would remain the same, however, except for minor changes which may result from the provisions of each of the amendments effectuating a reverse stock split, as described below. As described below, any fractional shares resulting from a reverse stock split will be rounded down to the nearest whole share and stockholders holding fractional shares of our common stock may be entitled to cash payments in lieu of such fractional shares of our common stock. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable.

The primary purpose of the proposed reverse stock split of our common stock is to combine the issued and outstanding shares of our common stock into a smaller number of shares of our common stock so that the shares of our common stock will trade at a higher price per share than their recent trading prices. Although we expect the reverse split will result in an increase in the market price of our common stock, the reverse split may not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in the permanent increase in the market price, which is dependent upon many factors, including our performance, prospects and other factors. The history of similar reverse stock splits for companies in like circumstances is varied. In addition to increasing the market price of our common stock, a reverse stock split will also affect the presentation of stockholders’ equity on our balance sheet. Because the par value of the shares of our common stock is not changing as a result of the implementation of the reverse stock split, our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced proportionately on the effective date of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital.

The market price of our common stock will also be based on our performance and other factors, many of which are unrelated to the number of shares of our common stock outstanding. If the reverse stock split is effected and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Finally, the reverse stock split, if implemented, will affect the outstanding options and warrants to purchase our common stock and certain other presently outstanding convertible securities with respect to our common stock (including the shares of our common stock issuable upon conversion of Series A preferred stock), which contain anti-dilution provisions. All of our option plans with respect to common stock include provisions requiring adjustments to the number of shares of our common stock covered thereby and the number of shares of our common stock subject to and the exercise prices of outstanding options granted under said plans, in the event of a reverse stock split. For example, in a one-for-ten reverse stock split, each of the outstanding options to purchase common stock would thereafter evidence the right to purchase that number of shares of our common stock following the reverse stock split equal to one-tenth of the number of shares of our common stock previously covered by the options (fractional shares will be rounded down and any fractions of a share may be exchanged for a cash payment in some cases, as described in the section “No Fractional Shares”) and the exercise price per share would be ten times the previous exercise price. Further, the number of shares of our common stock reserved for issuance (including the number of shares subject to automatic annual increase and the maximum number of shares that may be subject to options) under our existing stock option plans and employee stock purchase plans will be reduced one-fifth, one-tenth, one-fifteenth, one-twentieth, one-twenty-fifth or one-thirtieth, of the number of shares currently included in such plans. Similarly, in the case of a one-for-ten reverse stock split, pursuant to Section IV(D)(4)(c), each share of our Series A preferred stock would thereafter be convertible at a conversion price of $14.8256 (equal to ten times our current conversion price of $1.48256) and, correspondingly, each share of Series A preferred stock would be convertible into 2.16 shares of common stock (or a cash payment for any fractions of a share) (equal to one-tenth of the number of shares of common stock into which each share of our Series A preferred stock is currently convertible).

The following table illustrates the effects of a 1-for-5 and a 1-for-30 reverse stock split, without giving effect to any adjustments for fractional shares of our common stock, on our authorized and outstanding shares of our capital stock and on certain per share data:

	Number of Shares as of September 30, 2002
	Prior to Reverse Stock Split	After Reverse Split
		1 for 5	1 for 30
Authorized
Series A preferred stock	200,000,000	200,000,000	200,000,000
Common Stock	600,000,000	600,000,000	600,000,000
Series A preferred stock
Outstanding	2,950,243	2,950,243	2,950,243
Shares of Common Stock issuable upon conversion of Series A preferred stock	63,678,871	12,735,774	2,122,629
Common Stock
Outstanding	159,340,993	31,868,198	5,311,366
Issuable upon exercise of Options and Warrants	38,583,777	7,716,755	1,286,125
Stockholder equity at December 31, 2001	$66,169,000	$66,169,000	$66,169,000
Stockholder equity per share at December 31, 2001	$0.44	$2.19	$13.12
Net loss for year ended December 31, 2001	$(479,162)	$(479,162)	$(479,162)
Basic and diluted net loss per share for year ended December 31, 2001	$(3.19)	$(15.95)	$(95.70)

No Fractional Shares

No fractional shares of common stock will be issued in connection with a reverse stock split. If as a result of a reverse stock split, a stockholder of record would hold a fractional share, the stockholder, in lieu of the issuance of a fractional share, may be entitled to receive a payment in cash. The terms of some of our stock option plans do not require us to, and we therefore would not expect to, pay cash to optionholders in lieu of any fraction of a share issuable upon the exercise of an option. The board of directors may elect either (i) to arrange for our transfer agent to aggregate and sell these fractional shares of our common stock on the open market or (ii) to make a cash payment in an amount per share equal to the average of the closing prices per share on The Nasdaq SmallCap Market for the period of ten consecutive trading days ending on (and including) the effective date of a reverse stock split, without interest. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other right except to receive the cash payment therefor. We estimate that the total payments to stockholders to cash out fractional shares of common stock will be between $12,000 and $20,000, depending on, among other things, which of the proposed amendments is effected by the board of directors.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Implementation of Reverse Stock Split

If the stockholders approve the amendments effectuating a reverse stock split, the board of directors may, at any time until the nine month anniversary of the Special Meeting, direct our management to file an amendment to our certificate of incorporation incorporating one of the amendments to our certificate of incorporation with the Secretary of State of the State of Delaware effecting one of the reverse stock splits. Our board of directors reserves the right, in its sole discretion, not to make such filing and not to complete the reverse stock split if it deems it appropriate not to do so. Those Certificates of Amendment not filed with the Secretary of State of the State of Delaware shall be deemed null and void.

Reasons For Reverse Stock Split

The board of directors believes that a reverse stock split is desirable for the following reasons:

(a)
If shares of our common stock continue to trade below $1.00 per share, our common stock will be de-listed from The Nasdaq SmallCap Market and we will not be eligible to transfer our listing back to The Nasdaq National Market. De-listing could decrease the marketability, liquidity and transparency of our common stock (which could, in turn, further depress our stock price). The board of directors believes that the anticipated increase in the market price per share resulting from a reverse stock split will lift the price of our common stock above the $1.00 minimum bid threshold that currently threatens our continued listing on The Nasdaq SmallCap Market.

(b)	The anticipated increase in the per share market price of our common stock should also enhance the acceptability of our common stock by the financial community and the investing public.

(c)
A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with lower priced stocks. Some of the policies and practices pertain to the payment of broker’s commissions and to time consuming procedures that function to make the handling of lower priced stock economically unattractive to brokers and therefore difficult for holders of common stock to manage. The expected increase in the per share price of our common stock may help alleviate some of these issues.

(d)	The structure of trading commissions also tends to have an adverse impact upon holders of lower priced stock because the brokerage commission on a sale of lower priced stock generally represents a higher percentage of the sales prices than the commission on a relatively higher priced issue, which may discourage trading in lower priced stock. A reverse stock split could result in a price level for our common stock that may reduce, to some extent, the effect of these policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for our common stock.

(e)
The increase in the portion of our authorized shares of common stock that would be unissued after the reverse stock split is effectuated could be used for any proper corporate purpose approved by the board of directors. The increased number of authorized but unissued shares of our common stock will provide us with additional flexibility to issue additional shares of our common stock in connection with future financings or other transactions. However, the board of directors does not currently have any plans to utilize the increase in the number of the authorized but unissued shares of our common stock that would result from approval and implementation of the proposed reverse stock split.

Reasons Against Reverse Stock Split

Even though the board of directors believes that the potential advantages of a reverse stock split outweigh any disadvantages that might result, the following are the possible disadvantages of a reverse stock split:

(a)
Despite the potential increase in liquidity discussed above, if we file one of the amendments, the reduced number of shares of our common stock resulting from a reverse stock split could adversely affect the liquidity of our common stock.

(b)
A reverse stock split could result in a significant devaluation of our market capitalization and our share price, on an actual or an as-adjusted basis, based on the experience of other companies that have effected reverse stock splits in an effort to maintain their Nasdaq listings.

(c)
A reverse stock split may leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of less than 100 shares of our common stock. These odd lots may be more difficult to sell than shares of our common stock in even multiples of 100. Additionally, any reduction in brokerage commissions resulting from the reverse stock split, as discussed above, may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the reverse stock split. Similarly, a reverse stock split could reduce our number of “round lot” stockholders, which are holders of 100 or more shares of our common stock. The continued inclusion requirements of The Nasdaq National Market and The Nasdaq SmallCap Market require us to maintain a specified minimum number of round lot stockholders.

(d)
Because a reverse stock split would result in an increased number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect, although neither the board of directors nor our management views this proposal in that perspective. However, the board of directors, subject to its fiduciary duties and applicable law, could use this increased number of authorized but unissued shares of our common stock to frustrate persons seeking to take over or otherwise gain control of us by, for example, privately placing shares of our common stock with purchasers who might side with the board of directors in opposing a hostile takeover bid. Shares of our common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our by-laws or certain provisions of our certificate of incorporation would not receive the requisite vote. Such uses of our common stock could render more difficult, or discourage, an attempt to acquire control of us if such transaction were opposed by the board of directors.

(e)
Further, subject to Nasdaq rules on stock issuances, the increased number of authorized but unissued shares of our common stock could be issued by the board of directors without further stockholder approval, which could result in dilution to the holders of our common stock.

Exchange of Stock Certificates

If the Certificates of Amendment are approved by our stockholders and our board of directors, in its sole discretion, elects to proceed with a reverse stock split, we will instruct our transfer agent to act as our exchange agent (the “Exchange Agent”) and to act for holders of common stock in implementing the exchange of their certificates.

Commencing on the effective date of a reverse stock split, stockholders will be notified and requested to surrender their certificates representing shares of our common stock to the Exchange Agent in exchange for certificates representing post-reverse split common stock. One share of new common stock will be issued in exchange for the number of presently issued and outstanding pre-split shares of our common stock determined by the board of directors between the range of five and thirty approved by the stockholders. Beginning on the effective date of a reverse stock split, each certificate representing shares of our common stock will be deemed for all corporate purposes to evidence ownership of shares of our post-reverse split common stock. Holders of securities convertible into or exercisable for shares of our common stock will not be requested to exchange their convertible securities in connection with a reverse stock split. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Even if the stockholders approve the proposed amendments, we reserve the right not to effect a reverse stock split if in the board of directors’ opinion it would not be in our best interests or in the best interests of our stockholders to effect such reverse stock split.

Federal Income Tax Consequences

The following summary of the federal income tax consequences of a reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state and local tax consequences are not discussed below. Accordingly, each stockholder should consult his or her tax advisor to determine the particular tax consequences to him or her of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except with respect to any cash received in lieu of a fractional share as described below). The adjusted basis of the new shares of our common stock will be the same as the adjusted basis of our common stock exchanged for such new shares of our common stock. The holding period of the new, post-split shares of our common stock resulting from implementation of the reverse stock split will include the stockholder’s respective holding periods for the pre-split shares of our common stock exchanged for the new shares of our common stock.

A stockholder who receives cash in lieu of a fractional share will be treated as if the Company has issued a fractional share to the stockholder and then immediately redeemed the fractional share for cash. Such stockholder should generally recognize gain or loss, as the case may be, measured by the difference between the amount of cash received and the basis of such stockholder’s pre-split shares of our common stock corresponding to the fractional share, had such fractional share actually been issued. Such gain or loss will be capital gain or loss (if such stock was held as a capital asset), and any such capital gain or loss will generally be long-term capital gain or loss to the extent such stockholder’s holding period exceeds 12 months.

No Dissenters’ Rights

The holders of shares of our common stock have no dissenters’ rights of appraisal under Delaware law, our certificate of incorporation or our by-laws with respect to the proposed amendments to our certificate of incorporation effectuating a reverse stock split.

Required Vote

In order to be adopted, the Certificates of Amendment contained in this proposal must receive the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote on the proposal, including the shares of our common stock issuable upon conversion of Series A preferred stock.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AUTHORIZING THE BOARD, IN ITS DISCRETION, TO EFFECT A REVERSE STOCK SPLIT OF OUR OUTSTANDING COMMON STOCK.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 30, 2002 (except as otherwise noted) information regarding the beneficial ownership of our common stock by (i) each person known by us to beneficially own more than 5% of our common stock (assuming conversion of all shares of Series A Preferred Stock into shares of our common stock); (ii) each of our directors; (iii) our current and former executive officers for whom we are required to provide information; and (iv) all of our directors and executive officers as a group. Except as otherwise noted, we believe that the beneficial owners of our common stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares of our common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent[1]
Oak Investment Partners VIII, L.P. and related persons or entities (1)	24,481,886	14.1%
c/o Oak Investment Partners VIII, L.P.
525 University Avenue, Suite 1300
Palo Alto, CA 94301
Fredric W. Harman (1)	24,481,885	14.1%

Morgan Stanley Venture Capital III, Inc. and related persons or entities (2)	16,988,076	10.1%
c/o Morgan Stanley Venture Partners
1585 Broadway, 38th Floor
New York, NY 10036
William J. Harding (2)	16,988,076	10.1%

Granite Ventures, LLC and related persons or entities (3)	9,889,065	6.0%
c/o Granite Ventures, LLC
One Bush Street
San Francisco, CA 94104
Eugene Eidenberg (3)	9,889,065	6.0%

INT Investments, Inc. (4)	8,508,372	5.1%
Cay House
P.O. Box N7776
Lyford Cay
New Providence, Bahamas

David T. Benton (5)	165,565	*

Bill Betz (6)	212,343	*

Walter DeSocio	—	*

Robert A. Gionesi (7)	160,593	*

Kevin L. Ober (8)	365,000	*

Ali Marashi (9)	262,495	*

Paul E. McBride (10)	5,516,303	3.5%

Anthony C. Naughtin (11)	4,378,439	2.7%

Alan D. Norman	125,135	*

Greg A. Peters	—	*

John M. Scanlon (12)	547,131	*

Robert D. Shurtleff, Jr. (13)	1,776,888	1.1%

Michael W. Vent (14)	134,372	*

All directors and executive officers as a group (16 persons) (15)	45,360,703	25.8%

[1]	Based on 159,340,993 shares of common stock outstanding as of September 30, 2002.
*	Less than 1%
(1)
Consists of 9,279,725 shares held by Oak Investment Partners VIII, L.P., 218,465 shares held by Oak VIII Affiliates Fund L.P., 14,586,478 shares held by Oak Investment Partners X, L.P., 234,165 shares held by Oak X Affiliates Fund, L.P., 94,853 shares held by Mr. Harman, an aggregate of 8,199 shares held in trust for the benefit of Mr. Harman’s three minor children and 60,000 shares issuable upon the exercise of options held by Mr. Harman that are exercisable within 60 days of September 30, 2002. Shares held by Oak Investment Partners X, L.P. and Oak X Affiliates Fund, L.P. consist of Series A preferred stock (on an as converted basis) and 2,964,129 shares issuable on exercise of warrants that are exercisable within 60 days of September 30, 2002. Mr. Harman disclaims beneficial ownership of the shares held by Oak Investment Partners VIII, L.P., Oak VIII Affiliates Fund L.P., Oak Investment Partners X, L.P., Oak X Affiliates Fund, L.P. except to the extent of his proportionate ownership therein, and of the shares held in trust for his three minor children. Oak Investment Partners VIII, L.P. and Oak VIII Affiliates Fund L.P., Oak Investment Partners X, L.P and Oak X Affiliates Fund, L.P. disclaim beneficial ownership of shares held by Mr. Harman.

(2)
Consists of 14,096,103 shares held by Morgan Stanley Venture Partners III, L.P., 1,353,417 shares held by Morgan Stanley Venture Investors III, L.P., 616,702 shares held by The Morgan Stanley Venture Partners Entrepreneur Fund, L.P., (together, “the Funds”), 541,344 shares held by Morgan Stanley Venture Capital III, Inc., 240,510 shares held directly by Dr. Harding and 140,000 shares issuable upon the exercise of options held directly by Dr. Harding that are exercisable within 60 days of September 30, 2002. Shares held by the Funds consist of common stock, Series A preferred stock (on an as converted basis) and 1,778,475 shares issuable on exercise of warrants that are exercisable within 60 days of September 30, 2002. Dr. Harding is an individual managing member of Morgan Stanley Venture Partners III, L.L.C., the general partner of each of the Funds (the “General Partner”). The General Partner is controlled by Morgan Stanley Venture Capital III, Inc. (“MSVC III, Inc.”), a wholly-owned subsidiary of Morgan Stanley. Dr. Harding disclaims beneficial ownership of any of the securities owned by the Funds except to the extent of his proportionate pecuniary interest therein and disclaims beneficial ownership of any of the securities owned by MSVC III, Inc. The Funds and MSVC III, Inc. disclaim beneficial ownership of shares held by Dr. Harding. Pursuant to a letter agreement dated March 10, 2000 among the Funds and us, the Funds have irrevocably agreed with us to vote all shares of our common stock they beneficially own in excess of 9.9% of our outstanding common stock in proportion to votes cast by all other stockholders, as determined by us and excluding all shares of common stock beneficially owned by the Funds.

(3)
Consists of 4,384,883 shares held by H&Q Internap Investors, L.P., 2,215,466 shares held by TI Ventures, LP, 1,693,365 shares held by Todd US Investors, LLC, 25,213 shares held by Granite Ventures, LLC, 180,705 shares held by Mr. Eidenberg and 139,433 shares held by Mr. Eidenberg as trustee of the Eugene Eidenberg Trust September 1997, the Anna Chavez Educational Trust and the Anna Chavez Separate Property Trust. Also includes 1,250,000 shares issuable upon the exercise of options held by Mr. Eidenberg that are exercisable within 60 days of September 30, 2002. Shares held by H&Q Internap Investors, L.P. consist of common stock, Series A preferred stock (on an as converted basis) and 375,206 shares issuable on exercise of warrants that are exercisable within 60 days of September 30, 2002. Shares held by Todd US Investors, LLC consist of Series A preferred stock (on an as converted basis) and 338,673 shares issuable on exercise of warrants that are exercisable within 60 days of September 30, 2002. Mr. Eidenberg disclaims beneficial ownership of the shares held by H&Q Internap Investors, L.P., TI Ventures, LP, Todd US Investors, LLC, Granite Ventures, LLC the Anna Chavez Educational Trust, the Anna Chavez Separate Property Trust and Granite Ventures LLC.

(4)	Consists of Series A preferred stock (on an as converted basis) and 1,701,674 shares issuable on exercise of warrants that are exercisable within 60 days of September 30, 2002.
(5)	Includes 325 shares held by Mr. Benton’s spouse and 117,539 shares issuable on the exercise of options that are exercisable within 60 days of September 30, 2002.
(6)	Includes 197,343 shares issuable on the exercise of options that are exercisable within 60 days of September 30, 2002.

(7)
Includes 22,160 shares held by Mr. Gionesi’s spouse, 15,534 shares held by trusts of which Mr. Gionesi or his spouse are co-trustees and 27,771 shares issuable on the exercise of options that are exercisable within 60 days of September 30, 2002.

(8)	Includes 140,000 shares issuable on the exercise of options that are exercisable within 60 days of September 30, 2002.
(9)	Includes 262,321 shares issuable on the exercise of options that are exercisable within 60 days of September 30, 2002.
(10)
Includes 1,074,746 shares held by Mr. McBride as trustee of the McBride Trust, the McBride Grandchildren’s Trust No. 1, the McBride Grandchildren’s Trust No. 2, the McBride Grandchildren’s Trust No. 3 and the McBride Legacy Trust for the benefit of Mr. McBride’s minor children, and 421,400 shares issuable on exercise of options that are exercisable within 60 days of September 30, 2002. Mr. McBride disclaims beneficial ownership of the shares held by him as trustee of the McBride Trust, the McBride Legacy Trust and the McBride Grandchildren’s Trust Nos. 1, 2 and 3.

(11)
Includes 1,539,087 shares held by Crossroads Associates, LLC, 400,000 shares held by Crossroads Associates II, LLC, and 18,000 shares held by Mr. Naughtin as trustee of the Eric Weaver Gift Protection Trust, the Hugh Naughtin Gift Protection Trust, and the Rose Naughtin Gift Protection Trust. Mr. Naughtin disclaims beneficial ownership of the 18,000 shares held by him as trustee of the Eric Weaver Gift Protection Trust, the Hugh Naughtin Gift Protection Trust and the Rose Naughtin Gift Protection Trust.

(12)	Includes 541,331 shares issuable on the exercise of options that are exercisable within 60 days of September 30, 2002.
(13)
Includes 166,500 shares held by Robert D. Shurtleff, Jr. as trustee of the Shurtleff Family Trust, 195,813 shares issuable upon exercise of warrants held by Mr. Shurtleff exercisable within 60 days of September 30, 2002 and 140,000 shares issuable on exercise of options that are exercisable within 60 days of September 30, 2002. Mr. Shurtleff disclaims beneficial ownership of the shares held by the Shurtleff Family Trust.

(14)
Shares held by Mr. Vent consist of common stock, Series A preferred stock (on an as converted basis), and 16,933 shares issuable on exercise of warrants that are exercisable within 60 days of September 30, 2002.

(15)
Shares held by the group consist of common stock, Series A preferred stock (on an as converted basis), 5,473,415 shares of issuable on exercise of warrants that are exercisable within 60 days of September 30, 2002 and 3,845,873 shares issuable on exercise of options that are exercisable within 60 days of September 30, 2002.

OTHER BUSINESS

The board of directors does not intend to present any business at the Special Meeting other than as set forth in the accompanying Notice of Special Meeting of Stockholders, and has no present knowledge that any others intend to present business at the meeting. If, however, other matters requiring the vote of the stockholders properly come before the Special Meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Gregory Peters
President and Chief Executive Officer

November 8, 2002

PROXY VOTING CARD

Internap Network Services Corporation

This Proxy Is Solicited By The Board Of Directors Of Internap Network Services Corporation For The Special Meeting Of Stockholders To Be Held On December 17, 2002.

The undersigned, as a holder of shares of common stock and/or shares of common stock issuable upon conversion of Series A preferred stock (“Shares”) of Internap Network Services Corporation (the “Company”), hereby appoints Gregory Peters and John Scanlon, and each of them, with full power of substitution, to vote all Shares for which the undersigned is entitled to vote through the execution of a proxy with respect to the Special Meeting of the Stockholders to be held on December 17, 2002 or any adjournment thereof.

You may revoke this proxy at any time by forwarding to the Company a subsequently dated proxy received by the Company prior to the Special Meeting, or by attending the Special Meeting and voting in person.

Returned proxy cards will be voted (1) as specified on the matters listed below; (2) in accordance with the board of directors’ recommendations if the proxy is signed but where no specification is made; and (3) in accordance with the judgment of the proxies on any other matters that may properly come before the meeting. Please mark your choice like this:  ☒

Granting a proxy on the Internet

You may grant a proxy to vote your Shares by means of the Internet. The Internet voting procedures below are designed to authenticate your identity, to allow you to grant a proxy to vote your Shares and to confirm that your instructions have been recorded properly. If you grant a proxy to vote via the Internet, you should understand there may be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies. The Company is incorporated under the laws of Delaware, and Section 212(c) of the Delaware General Corporation Law specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

Vote By Internet - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

Vote By Phone - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

Vote By Mail

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Internap Network Services Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

General information for all Shares voted via the Internet

We must receive votes submitted via the Internet by 11:59 p.m., Eastern Time, on December 16, 2002. Submitting your proxy via the Internet will not affect your right to vote in person should you decide to attend the Special Meeting.

Your Board of Directors Unanimously Recommends a Vote “For” Proposal 1 and Asks That You Approve Each of the Six Reverse Split Amendments.

Proposal 1

TO APPROVE EACH AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND TO AUTHORIZE THE BOARD OF DIRECTORS TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK IN A RATIO OF 1-FOR-5, 1-FOR-10, 1-FOR-15, 1-FOR-20, 1-FOR-25 OR 1-FOR-30, AS DETERMINED BY THE BOARD OF DIRECTORS, AT ANY TIME PRIOR TO THE NINE MONTH ANNIVERSARY OF THE SPECIAL MEETING OF STOCKHOLDERS TO WHICH THIS PROXY RELATES:

☐ FOR	☐ AGAINST	☐ ABSTAIN

This Proxy Will Be Voted In the Manner Directed by the Undersigned Stockholder. If this Proxy is Returned and No Direction is Provided by the Undersigned Stockholder, this Proxy Will be Voted in FAVOR of Proposal 1.

Print and sign your name below exactly as it appears hereon and date this card. When signing as attorney, executor, administrator, trustee or guardian, please give full title, as such. Joint owners should each sign. If a corporation, please sign as full corporate name by president or authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature (Please sign within box)	Date	Signature (Joint Owners)	Date

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE.